Exhibit 99.1

Stereotaxis Reports 2024 Second Quarter Financial Results

ST. LOUIS, August 12, 2024 (GLOBE NEWSWIRE) – Stereotaxis (NYSE: STXS), a pioneer and global leader in surgical robotics for minimally invasive endovascular intervention, today reported financial results for the second quarter ended June 30, 2024.

“We made significant progress over the last quarter on strategic innovation efforts that are establishing a solid foundation upon which to build a substantial and successful company,” said David Fischel, Chairman and CEO. “Key milestones achieved include successfully obtaining CE mark in Europe and submitting a 510(k) application in the US for GenesisX, substantial progress with regulatory reviews of MAGiC in Europe and the US, and closing the acquisition of Access Point Technologies (APT).” In a separate press release issued concurrent with this release, Stereotaxis introduced its next-generation robotic system GenesisX.

“We have attempted to realize our strategic transformation while maintaining commercial momentum and preserving financial strength. Commercial results for the first half of the year were below expectations with delayed recognition of revenue from our capital backlog. Our visibility into the second half of this year provides high confidence in significantly improved revenue and cash flow. Multiple Genesis systems are in transit to customers with revenue to be recognized and cash received at delivery. We have an active late-stage pipeline with additional orders expected near-term.”

2024 Second Quarter Financial Results

Revenue for the second quarter of 2024 totaled $4.5 million, compared to $7.9 million in the prior year second quarter. System revenue of $0.2 million and recurring revenue of $4.3 million, compared to $3.3 million and $4.6 million, respectively, in the prior year second quarter. System revenue was weaker than expected due to delays in hospital construction schedules but does not reflect normalized expectations. Recurring revenue was in line with recent quarters.

Gross margin for the second quarter of 2024 was 74% of revenue. Operating expenses in the second quarter of $9.3 million include $2.5 million in non-cash stock compensation expense. Operating expenses in the quarter were impacted by higher acquisition-related legal costs and regulatory-related activities counteracted by the reversal of a historical accrued liability. Excluding non-cash stock compensation expense, adjusted operating expenses in the quarter were $6.8 million, compared to $6.9 million in the prior year second quarter.

Operating loss and net loss for the second quarter of 2024 were ($6.0) million and ($5.8) million, respectively, compared to ($5.3) million and ($5.0) million in the previous year. Adjusted operating loss and adjusted net loss for the quarter, excluding non-cash stock compensation expense, were ($3.5) million and ($3.3) million, respectively, compared with ($2.7) million and ($2.4) million in the previous year. Negative free cash flow for the second quarter was ($3.1) million.

Cash Balance and Liquidity

At June 30, 2024, Stereotaxis had cash and cash equivalents, including restricted cash, of $15.2 million and no debt.

Forward Looking Expectations

Stereotaxis expects greater than $14 million in revenue in the second half of this year given stable recurring revenue and current Genesis system shipments. Full year revenue is expected to be approximately equal to the previous year. These expectations do not incorporate contributions of revenue from APT or potential revenue from the launch of GenesisX and MAGiC.

Stereotaxis expects to end this year with approximately $13 million cash and no debt. Stereotaxis expects its balance sheet to allow it to advance its transformative product ecosystem to market, fund its commercialization, and reach profitability without the need for additional financing.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, August 12, 2024, at 4:30 p.m. Eastern Time. To access the conference call, dial 1-800-715-9871 (US and Canada) or 1-646-307-1963 (International) and give the participant pass code 7734844. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.Stereotaxis.com.

About Stereotaxis

Stereotaxis (NYSE: STXS) is a pioneer and global leader in innovative surgical robotics for minimally invasive endovascular intervention. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, expand access to minimally invasive therapy, and enhance the productivity, connectivity, and intelligence in the operating room. Stereotaxis technology has been used to treat over 100,000 patients across the United States, Europe, Asia, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to manage expenses at sustainable levels, acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its technology, competitive factors, changes resulting from healthcare policy, dependence upon third-party vendors, timing of regulatory approvals, the impact of pandemics or other disasters, statements relating to our recent acquisition of APT, including any benefits expected from the acquisition, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly R. Peery

Chief Financial Officer

314-678-6100

Investors@Stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Revenue:
Systems	$240	$3,313	$2,852	$5,134
Disposables, service and accessories	4,262	4,546	8,530	9,273
Total revenue	4,502	7,859	11,382	14,407

Cost of revenue:
Systems	187	2,703	2,087	4,400
Disposables, service and accessories	1,002	969	2,016	1,944
Total cost of revenue	1,189	3,672	4,103	6,344

Gross margin	3,313	4,187	7,279	8,063

Operating expenses:
Research and development	2,273	2,647	4,516	5,393
Sales and marketing	3,301	3,340	6,304	6,488
General and administrative	3,760	3,477	7,226	7,078
Total operating expenses	9,334	9,464	18,046	18,959
Operating loss	(6,021)	(5,277)	(10,767)	(10,896)

Other income (expense)	(3)	27	(3)	27
Interest income, net	191	293	430	565
Net loss	$(5,833)	$(4,957)	$(10,340)	$(10,304)
Cumulative dividend on convertible preferred stock	(325)	(335)	(656)	(666)
Net loss attributable to common stockholders	$(6,158)	$(5,292)	$(10,996)	$(10,970)

Net loss per share attributed to common stockholders:
Basic	$(0.07)	$(0.07)	$(0.13)	$(0.14)
Diluted	$(0.07)	$(0.07)	$(0.13)	$(0.14)

Weighted average number of common shares and equivalents:
Basic	84,570,738	81,049,211	84,025,335	78,787,652

Diluted	84,570,738	81,049,211	84,025,335	78,787,652

STEREOTAXIS, INC.

BALANCE SHEETS

(in thousands, except share amounts)	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,683	$19,818
Restricted cash - current	481	525
Accounts receivable, net of allowance of $640 and $672 at 2024 and 2023, respectively	2,782	3,822
Inventories, net	9,284	8,426
Prepaid expenses and other current assets	842	676
Total current assets	28,072	33,267
Property and equipment, net	3,059	3,304
Restricted cash	-	219
Operating lease right-of-use assets	4,767	4,982
Prepaid and other non-current assets	116	137
Total assets	$36,014	$41,909

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,146	$3,190
Accrued liabilities	2,698	2,972
Deferred revenue	4,950	6,657
Current portion of operating lease liabilities	458	428
Total current liabilities	12,252	13,247
Long-term deferred revenue	2,121	1,637
Operating lease liabilities	4,823	5,062
Other liabilities	54	43
Total liabilities	19,250	19,989

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 21,683 and 22,358 shares outstanding at 2024 and 2023, respectively	5,408	5,577
Stockholders’ equity:
Common stock, par value $0.001; 300,000,000 shares authorized, 82,990,159 and 80,949,697 shares issued at 2024 and 2023, respectively	83	81
Additional paid-in capital	559,499	554,148
Treasury stock, 4,015 shares at 2024 and 2023	(206)	(206)
Accumulated deficit	(548,020)	(537,680)
Total stockholders’ equity	11,356	16,343
Total liabilities and stockholders’ equity	$36,014	$41,909